Exhibit 10.1

CABELA'S INCORPORATED
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Annual Retainer	$ 22,500

Meeting Fees:
Participation in person	$ 2,500
Telephonic participation	$ 1,000

Committee Meeting Fees
Participation in person (other than the day of board meeting)	$ 1,500
Telephonic participation (other than the day of board meeting)	$ 500
In person or telephonic participation on day of board meeting	$ 0

Committee Chair Retainer
Audit committee	$ 10,000
Other committees	$ 0

Expense Reimbursement	Reasonable expenses incurred to attend board and committee meetings

Stock Options (granted at fair market value on date of grant)
Upon election/appointment to board	2,000 (1 year vesting)
Annually thereafter	2,000 (1 year vesting)
Upon retirement within one year of IPO	2,000 (immediately vested)
(if a director at the time of IPO)